Exhibit 99.6

NOTICE TO U.S. HOLDERS OF GUOTAI JUNAN SHARES AND HAITONG SHARES IMPORTANT: You must read the following disclaimer before continuing. The following disclaimer applies to the following announcements and you are therefore advised to read the following disclaimer carefully before accessing, reading or making any other use of the following announcements. In, and as a result of, accessing this document you agree, and you are deemed to agree, to be bound by the following terms and conditions.

The Proposed Merger will involve the exchange of securities of two joint stock companies incorporated in the PRC with limited liability and is subject to Hong Kong disclosure requirements, which are different from those of the United States. U.S. holders of Guotai Junan Shares or Haitong Shares may encounter difficulty enforcing their rights and any claims arising under the U.S. federal securities laws, as each of Guotai Junan Securities and Haitong Securities is located in a country outside the United States and some or all of their respective officers and directors may be residents of a country other than the United States. U.S. holders of Guotai Junan Shares or Haitong Shares may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, U.S. holders of Guotai Junan Shares or Haitong Shares may encounter difficulty compelling a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

Securities may not be offered or sold in the United States absent registration under the U.S. Securities Act, or pursuant to an exemption from such registration. The shares to be issued under the Proposed Placement will not be registered under the U.S. Securities Act or under the securities laws of any jurisdiction of the U.S. and will be issued in a transaction exempt from registration under the U.S. Securities Act. The Guotai Junan Shares to be issued pursuant to the Proposed Merger are not, and will not be, registered under the U.S. Securities Act or under the securities laws of any jurisdiction of the U.S. and will be issued to U.S. holders of Haitong Shares in reliance on the exemption from registration provided by Rule 802 under the U.S. Securities Act and in reliance on available exemptions from any state law registration requirements and/or any applicable securities laws. The Guotai Junan Shares to be issued pursuant to the Proposed Merger will be “restricted securities” within the meaning of Rule 144(a)(3) under the U.S. Securities Act to the same extent and proportion as the Haitong Shares for which they were exchanged in the Proposed Merger.

Neither the U.S. Securities and Exchange Commission nor any U.S. state securities commission has approved or disapproved of the Guotai Junan Shares to be issued in connection with the Proposed Merger, or determined if the following announcements are accurate or complete. Any representation to the contrary is a criminal offence. In accordance with the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder with respect to the Guotai Junan Shares to be issued in connection with the Proposed Merger, Guotai Junan Securities will submit to the US Securities and Exchange Commission any informational document it publishes or otherwise disseminates to holders of Haitong Shares related to the Proposed Merger.

The receipt of Guotai Junan Shares or cash proceeds from the exercise of the put options pursuant to the Proposed Merger by a U.S. holder of Guotai Junan Shares or Haitong Shares (as applicable) may be a taxable transaction for U.S. federal income tax purposes and under applicable U.S. state and local, as well as foreign and other tax laws. Each holder of Guotai Junan Shares and Haitong Shares is urged to consult an independent professional adviser immediately regarding applicable tax consequences of the Proposed Merger.

(A joint stock limited company incorporated in the People’s Republic of China with limited liability)

(Stock Code: 02611)

FORM OF PROXY OF HOLDERS OF H SHARES FOR USE
AT THE 2024 THIRD EXTRAORDINARY GENERAL MEETING
TO BE HELD ON 13 DECEMBER 2024

Number of H shares in connection with this proxy form(Note 1)

I/We(Note 2),	,

of	,

being the registered holder(s) of H shares in the share capital of Guotai Junan Securities Co., Ltd. (“Guotai Junan Securities”), hereby designate(Note 3)

of	,

or failing him/her, the Chairman of the meeting as my/our proxy to attend and vote on my/our behalf at the 2024 third extraordinary general meeting of Guotai Junan Securities to be held at 1:30 p.m. on Friday, 13 December 2024 at Xinghui Hall, 2nd Floor, Yan’an Hotel, No. 1111 Yan’an Middle Road, Jing’an District, Shanghai, China (the “EGM”) and any adjournment thereof. I/We direct that my/our vote(s) be cast on the specified resolutions as indicated in the appropriate boxes below. In absence of any indication, the proxy may vote for or against the resolutions or to abstain from voting at his/her own discretion. Unless otherwise indicated, capitalised terms used in this form of proxy shall have the same meanings as those defined in the circular jointly issued by Guotai Junan Securities and Haitong Securities dated 22 November 2024 (the “Joint Circular”).

SPECIAL RESOLUTIONS				FOR(Note 4)	AGAINST(Note 4)	Abstain(Note 4)
1.	To consider and approve that the Proposed Merger and the Proposed Placement have complied with the requirements of relevant laws and regulations in relation to the material asset restructuring of listed companies.
2.	To consider and approve the proposal of the Proposed Merger and the Proposed Placement and related transaction.
	2.1	Details of the Proposed Merger:
		2.1.1.	Parties to the Proposed Merger;
		2.1.2.	Method of the Proposed Merger;
		2.1.3.	Class and par value of the Guotai Junan Shares to be issued upon Share Exchange;
		2.1.4.	Share Exchange targets and Record Date for Share Exchange;
		2.1.5.	Exchange price and Exchange Ratio;
		2.1.6.	Number of Guotai Junan Shares to be issued under the Share Exchange;
		2.1.7.	Place of listing of the Guotai Junan Shares to be issued under the Share Exchange;
		2.1.8.	Arrangements for Haitong Share-Exchange Shareholder who holds Haitong Shares with Share Restrictions;
		2.1.9.	Protection mechanism for the interests of Guotai Junan Dissenting Shareholders;
		2.1.10.	Protection mechanism for the interests of Haitong Dissenting Shareholders;
		2.1.11.	Disposal of creditors’ rights and debts involved in the Proposed Merger and the Proposed Placement;
		2.1.12.	Transfer of assets;
		2.1.13.	Arrangements for employees;
		2.1.14.	Arrangements for Transitional Period;
		2.1.15.	Arrangements for profit distribution and accumulated profits.
	2.2	Details of the Proposed Placement:
		2.2.1	Fundraising amount under the Proposed Placement;
		2.2.2	Class and par value of the Placement A Shares;
		2.2.3	Pricing basis, date of pricing and issue price of the Placement A Shares;
		2.2.4	Issuance targets and method of subscription of the Proposed Placement;
		2.2.5	Number of the shares to be issued under the Proposed Placement;
		2.2.6	Place of listing of the Placement A Shares;
		2.2.7	Lock-up period of the Placement A Shares;
		2.2.8	Use of proceeds of the Proposed Placement;
		2.2.9	Arrangements for profit distribution and accumulated profits.
	2.3.	Effective period of the resolution.

SPECIAL RESOLUTIONS		FOR(Note 4)	AGAINST(Note 4)	Abstain(Note 4)
3.	To consider and approve the MAR Report and its extract.
4.	To consider and approve the execution of the Merger Agreement.
5.	To consider and approve the execution of the Placement Subscription Agreement.
6.	To consider and approve that the Proposed Merger and the Proposed Placement constitute material asset restructuring of Guotai Junan Securities.
7.	To consider and approve that the Proposed Placement constitutes a related party/connected transaction.
8.	To consider and approve that the Proposed Merger and the Proposed Placement have complied with the requirements under sections 11 and 43 of the Administrative Measures for Restructuring.
9.	To consider and approve that the Proposed Merger and the Proposed Placement have complied with the requirements under section 4 of the Guideline No. 9 for the Regulation of Listed Companies – Regulatory Requirements for Listed Companies’ Planning and Implementation of Material Asset Restructurings.
10.	To consider and approve that the Proposed Merger and the Proposed Placement do not constitute restructuring for listing under section 13 of the Administrative Measures for Restructuring.
11.	To consider and approve the completeness and compliance of the legal procedures and the validity of the legal documents submitted with respect to the Proposed Merger and the Proposed Placement.
12.	To consider and approve that the relevant parties of the Proposed Merger and the Proposed Placement do not fall under prohibition to participate in any material asset restructuring of listed companies under section 12 under the Guidelines No. 7 for the Regulation of Listed Companies – Regulation of the Abnormal Trading of Stocks Relating to the Material Asset Restructurings of Listed Companies and section 30 under the Guidelines No. 6 of the Shanghai Stock Exchange for Self-Regulation Rules for Listed Companies – Material Asset Restructuring.
13.	To consider and approve that the Proposed Merger and the Proposed Placement have complied with section 11 of the Administrative Measures for the Registration of Securities Offering by Listed Companies.
14.	To consider and approve the purchases or sales of assets within the 12 months before the Proposed Merger and the Proposed Placement.
15.	To consider and approve the pro forma consolidated financial statements related documents in relation to the Proposed Merger and the Proposed Placement.
16.	To consider and approve the Orient Securities Valuation Report in relation to the Proposed Merger and the Proposed Placement.
17.	To consider and approve the independence of Orient Securities as the valuer, the reasonableness of the assumptions adopted and the relevance between the method and purpose of valuation, and the fairness of the valuation.
18.	To consider and approve the dilution of current returns, remedial measures and undertakings from relevant entities in relation to the Proposed Merger and the Proposed Placement.
19.	To consider and approve the Future Return Plan.
20.	To consider and approve the grant of authorisation at a general meeting to Guotai Junan Board and its authorised person to exercise full powers to deal with matters relating to the Proposed Merger and the Proposed Placement.
21.	To consider and approve the specific mandate at a general meeting to the Guotai Junan Board to issue Guotai Junan A Shares and Guotai Junan H Shares in respect of the Proposed Merger.
22.	To consider and approve the specific mandate at a general meeting to the Guotai Junan Board to issue Placement A Shares in respect of the Proposed Placement.

Date:	Signature(s)(Note 5):

Notes:

1.	If no number is inserted, this proxy form will be deemed to relate to all the Guotai Junan H Shares registered in your name(s).

2.	Please insert your full name(s) and address as registered in the H share register of members of Guotai Junan Securities in BLOCK CAPITALS.

3.	Please insert the name and address of the proxy. If no name is inserted, the Chairman of the EGM will act as your proxy. A shareholder may designate one or more proxies to attend and vote at the meeting on his/her behalf. The proxy need not be a Guotai Junan Shareholder but must attend the meeting in person to represent you. Any alteration made to this proxy form must be initialed by the person who signs it.

4.	IMPORTANT: IF YOU WISH TO VOTE FOR A RESOLUTION, TICK (✓) IN THE RELEVANT BOX BELOW THE BOX MARKED “FOR”. IF YOU WISH TO VOTE AGAINST A RESOLUTION, TICK (✓) IN THE RELEVANT BOX BELOW THE BOX MARKED “AGAINST”. IF YOU WISH TO VOTE ABSTAINING A RESOLUTION, TICK (✓) IN THE RELEVANT BOX BELOW THE BOX MARKED “ABSTAIN” (SUCH ABSTAINED VOTES WILL BE COUNTED IN THE CALCULATION OF THE REQUIRED MAJORITY OF THE RESOLUTIONS). If you do not indicate how you wish your proxy to vote, your proxy will be entitled to exercise his/her discretion or to abstain. Your proxy will also be entitled to vote or abstain at his/her discretion on any resolution properly proposed to the meeting other than those referred to in the notice for the meeting.

5.	This proxy form must be signed by you, or your attorney duly authorised in writing or, in the case of a corporation as a shareholder, must either be executed under its common seal or under the hand of its legal representative, director(s) or duly authorised attorney(s).

6.	To be valid, this completed and signed proxy form together with the power of attorney (if any) and other authorisation document (if any) which have been notarized must be deposited at the H share registrar of Guotai Junan Securities, Computershare Hong Kong Investor Services Limited, at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong by not less than 24 hours before the time designated for the EGM (i.e., by 1:30 p.m. on Thursday, 12 December 2024) or any adjournment thereof (as the case may be).

7.	Please refer to the Joint Circular for the details of the above resolutions to be proposed at the EGM for consideration and approval.

8.	In the case of joint shareholders, any one of such persons may vote at the meeting, either in person or by proxy, in respect of such shares as if he/she was solely entitled thereto. If more than one of such joint shareholders attend the meeting, either in person or by proxy, the vote of the person, whose name stands first on the register of members of Guotai Junan Securities in respect of such shares shall be accepted to the exclusion of the vote(s) of the other joint shareholder(s).